ASSIGNMENT AND ASSUMPTION AGREEMENT This Assignment and Assumption Agreement (this “Agreement”), dated as of May 3, 2021, is entered into by and among PPL Energy Holdings, LLC, a Delaware limited liability company (“Pluto”), PPL Corporation, a Pennsylvania corporation (“Pluto Topco”), National Grid USA, a Delaware corporation, (“Newquay”) and PPL Rhode Island Holdings, LLC, a Delaware limited liability company (“Pluto RI” and together with Pluto, Pluto Topco and Newquay, the “Parties”). RECITALS WHEREAS, Pluto, Newquay and (solely with respect to Section 4.10 and Section 6.14) Pluto Topco entered into that certain Share Purchase Agreement, dated as of March 17, 2021 (the “Purchase Agreement”), relating to the purchase of common stock in The Narragansett Electric Company, a Rhode Island corporation; WHEREAS, Pluto desires for all of Pluto’s right, title and interest in, to and under Article I and Sections 3.2(a) and (b) of the Purchase Agreement (the “Specified Sections”) to be assigned, conveyed, transferred and delivered to Pluto RI, and Pluto RI desires to assume all of Pluto’s liabilities, obligations and commitments under the Specified Sections pursuant to this Agreement; and WHEREAS, in accordance with Section 11.9 of the Purchase Agreement, no Party (as defined in the Purchase Agreement) may assign its rights or obligations under the Purchase Agreement without the prior written consent of the other Party. NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows: SECTION 1. Capitalized Terms. Capitalized terms used and not otherwise defined herein shall for all purposes of this Agreement, including the preceding recitals, have the respective meanings specified therefor in the Purchase Agreement. SECTION 2. Assignment and Assumption. Effective as of the date hereof, Pluto does hereby assign, convey, transfer and deliver to Pluto RI all of Pluto’s respective right, title and interest in, to and under the Specified Sections and Pluto does hereby assign to Pluto RI all of its liabilities, obligations and commitments under the Specified Sections. Pluto RI hereby accepts the foregoing assignment and expressly assumes, confirms and agrees to perform and observe all of the covenants, agreements, terms, conditions, obligations, duties and liabilities of Pluto under the Specified Sections, including any liabilities, obligations or commitments set forth therein. From and after the date hereof, Pluto RI is and shall be bound by, and shall enjoy the benefits of, the Specified Sections as if Pluto RI had been a party thereto in lieu of Pluto from the original execution and delivery thereof, pursuant to the terms and conditions of the Purchase Agreement. SECTION 3. Continuing Effectiveness; No Other Amendments. Except for the assignment and assumption of the Specified Sections as expressly provided in this Agreement, all of the terms and conditions of the Purchase Agreement remain in full force and effect and are hereby ratified and confirmed, including Section 6.14 of the Purchase Agreement. For the Exhibit 2(b)-2

2 hereby ratified and confirmed, including Section 6.14 of the Purchase Agreement. For the avoidance of doubt, in accordance with Section 6.14 of the Purchase Agreement, (i) Pluto Topco shall cause Pluto RI to comply with all of Pluto RI’s agreements, covenants and obligations under the Purchase Agreement, and (ii) all of Pluto RI’s agreements, covenants and obligations under the Purchase Agreement shall constitute Guaranteed Obligations guaranteed by Pluto Topco. SECTION 4. Further Assurances. Each of the Parties shall execute and deliver, at the reasonable request of the other Parties, such additional documents, instruments, conveyances and assurances and take such further actions as such other Parties may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. SECTION 5. Entire Agreement. This Agreement, together with the Purchase Agreement, the Island Sale Purchase Agreement, the Transition Services Agreement and the Confidentiality Agreement and all Annexes and Exhibits hereto and thereto, embody the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements with respect thereto. SECTION 6. Other Terms. The provisions of Article XI of the Purchase Agreement (other than Section 11.6 of the Purchase Agreement) are incorporated herein by reference and shall apply to the terms and provisions of this Agreement and the Parties mutatis mutandis. [remainder of page intentionally left blank]